UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 10, 2015 (June 5, 2015)

VISCOUNT SYSTEMS, INC.
(Exact name of registrant as specified in Charter)

Nevada	000-49746	88-0498181
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

4585 Tillicum Street, Burnaby, British Columbia, Canada V5J 5K9
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (604) 327-9446

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 5, 2015, Viscount Systems, Inc. (the “Company”) appointed Shavi Morsara as its Principal Accounting Officer and Controller pursuant to an employment agreement between Mr. Morsara and the Company (the “Agreement”).

Prior to joining the Company, Mr. Morsara, 38, worked as an independent business consultant providing advisory services through his consulting firm, Morsara Business Consultants, from May 2013 to March 2015. From October 2011 to February 2013, Mr. Morsara served as Controller for Recon Instruments Inc. Mr. Morsara served as Controller of Gateway Casinos & Entertainment Limited from June 2011 to October 2011, and Finance Planning and Analysis Manager from March 2010 to June 2011. Mr. Morsara is a chartered professional accountant, and holds a BBA degree from Simon Fraser University.

Pursuant to the Agreement, Mr. Morsara will receive an annual base salary of $100,000, and an annual bonus with a target level of 0-20% of his annual base salary. Within six (6) months after the effective date of the Agreement, Mr. Morsara will be eligible to receive an option to purchase 150,000 shares of the Company’s common stock, valid for three (3) years after the date of issuance of such shares, with an exercise price equal to the fair market value on the date of the option grant, which option shall be subject to the Company’s 2003 Stock Option Plan. Additional equity awards may be granted to Mr. Morsara at the discretion of the Company’s board of directors. In addition, Mr. Morsara will be eligible for other benefits consistent with those received by other Company executives.

There are no family relationships between Mr. Morsara and any director or executive officer of the Company or its subsidiaries. The Company is not aware of any transaction in which Mr. Morsara has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2015	VISCOUNT SYSTEMS, INC.
(Registrant)

	By:	/s/ Dennis Raefield
Dennis Raefield, President